As filed with the Securities and Exchange Commission on March 26, 1999

                                               Registration No. 333-__________
----------------------------------------------------------------------------

                             Washington, D.C. 20549

                       SECURITIES AND EXCHANGE COMMISSION


                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933


                         NATIONAL COMPUTER SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)

             Minnesota                               41-0850527
    (State or other jurisdiction                  (I.R.S. Employer
   of incorporation or organization)             Identification No.)

      11000 Prairie Lakes Drive                        55344
       Eden Prairie, Minnesota                       (Zip Code)
(Address of Principal Executive Offices)



    NATIONAL COMPUTER SYSTEMS, INC. SUPPLEMENTAL DEFERRED COMPENSATION PLAN
                            (Full title of the Plan)

                                J.W. Fenton, Jr.
                               Secretary/Treasurer
                         NATIONAL COMPUTER SYSTEMS, INC.
                            11000 Prairie Lakes Drive
                          Eden Prairie, Minnesota 55344
                     (Name and address of agent for service)

                                 (612) 829-3040
          (Telephone number, including area code, of agent for service)

                                    Copy to:

                                 Jay L. Swanson
                              Dorsey & Whitney LLP
                             220 South Sixth Street
                          Minneapolis, Minnesota 55402


                         CALCULATION OF REGISTRATION FEE
==============================================================================
 Title of
securities                  Proposed maximum   Proposed maximum     Amount of
  to be      Amount to be    offering price   aggregate offering   registration
registered  registered (1)    per share (2)       price (2)            fee

 Deferred
Compensation
Obligations    $5,000,000         100%            $5,000,000          $1,390
==============================================================================

(1) The Deferred Compensation Obligations are unsecured obligations of National Computer Systems, Inc. to pay deferred compensation in the future in accordance with the National Computer Systems, Inc. Supplemental Deferred Compensation Plan.

(2) Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457 under the Securities Act of 1933.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

         The following documents, which have been filed by National Computer Systems, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated by reference in this registration statement (the "Registration Statement"):

         (a) The Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1998.

         (b) The Company's Quarterly Reports on Form 10-Q for the quarters ended April 30, 1998, July 31, 1998 and October 31, 1998.

         (c) The description of the Company's Common Stock contained in any registration statement filed by the Company under the Exchange Act, including any amendment or report filed by the Company under the Exchange Act for the purpose of updating such description.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents.

Item 4.  Description of Securities.

         The securities offered hereby by the Company are Deferred Compensation Obligations (as defined below). Pursuant to the terms of the National Computer Systems, Inc. Supplemental Deferred Compensation Plan (the "Plan"), eligible employees (each such employee, a "Participant") of the Company (or one of its subsidiaries) may elect to defer up to 70% of their annual base compensation and 80% of their annual bonus. The minimum annual deferral amount is $2,500. The amount of base compensation and bonus deferred pursuant to such elections are referred to herein as "Deferred Compensation Obligations."

         In connection with the Plan, the Company has created a non-qualified grantor trust (the "Trust") commonly known as a "Rabbi Trust." The assets of the Trust will be used to pay benefits and defray Plan expenses. The assets of the Trust are subject to the claims of general creditors of the Company. As a result, the Deferred Compensation Obligations will be unsecured obligations of the Company to pay deferred compensation in the future in accordance with the terms of the Plan, and will rank equally with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding.

         The amount of base compensation and bonus payments to be deferred by a Participant (a "Deferral") will be credited with earnings and investment gains and losses by assuming that the Deferral was invested in one or more investment alternatives selected by such Participant in accordance with the terms of the Plan. Investment alternatives include different mutual funds that invest in different types of securities. However, Deferrals will not be invested in the investment alternatives available under the Plan. Rather, the Trust will invest its assets in variable universal life insurance contracts on the lives of the Participants. The Rabbi Trust is the owner of the policies, and the Rabbi Trust is the sole beneficiary of such policies. Deferrals will be denominated and paid in United States dollars.

         The Company reserves the right to amend or terminate the Plan at any time, except that no such amendment or termination shall adversely affect the right of a Participant to the balance of such Participant's Deferrals as of the date of such amendment or termination.

         Generally, a Participant's right or the right of any other person to receive payment of Deferred Compensation Obligations cannot be assigned, alienated, sold, garnished, transferred, pledged or encumbered.

         The Deferred Compensation Obligations are not convertible into another security of the Company. The Deferred Compensation Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Company.

Item 5.  Interests of Named Experts and Counsel.

         Not applicable.

Item 6.  Indemnification of Directors and Officers.

         Section 302A.521 of the Minnesota Statutes requires, among other things, the indemnification of persons made or threatened to be made a party to a proceeding by reason of acts or omissions performed in their official capacity as an officer, director, employee or agent of the corporation against judgments, penalties and fines (including attorneys' fees) if such person is not otherwise indemnified, acted in good faith, received no improper benefit, believed that such conduct was in the best interests of the corporation, and, in the case of criminal proceedings, had no reason to believe the conduct was unlawful. In addition, Section 302A.521, subd. 3, requires payment by the corporation, upon written request, of reasonable expenses in advance of final disposition in certain instances. A decision as to required indemnification is made by a disinterested majority of the Board of Directors present at a meeting at which a disinterested quorum is present or by a designated committee of the Board, by special legal counsel, by the shareholders or by a court.

         Article IX of the Company's Restated Articles of Incorporation, as amended, provides that a director of the Company shall not be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for authorizing a dividend, stock repurchase or redemption or other distribution in violation of Minnesota law or for violation of certain provisions of Minnesota securities laws; (iv) for any transaction from which the director derived an improper personal benefit; or (v) for any act or omission occurring prior to the date when Article IX became effective.

         The Bylaws of the Company provide that the Company shall indemnify such persons, for such liabilities, in such manner, under such circumstances and to such extent as permitted by Section 302A.521, as now enacted or hereafter amended.

Item 7.  Exemption from Registration Claimed.

         Not applicable.

Item 8.  Exhibits.


         4 National Computer Systems, Inc. Supplemental Deferred Compensation Plan.

         5 Opinion of counsel as to the validity of the securities covered by the Registration Statement.

      23.1  Consent of Ernst & Young, LLP, independent auditors.

      23.2  Consent of counsel (included in opinion filed as Exhibit 5).

        24  Power of attorney.

Item 9.  Undertakings.

         (a)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                           (i) To include  any  prospectus  required  by Section
                  10(a)(3) of the Securities Act of 1933 (the "Securities Act"), unless the information required to be included in such post-effective amendment is contained in a periodic report filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act and incorporated herein by reference;

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement, unless the information required to be included in such post-effective amendment is contained in a periodic report filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act and incorporated herein by reference. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or other controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Eden Prairie, State of Minnesota, on March 25, 1999.

                                                 NATIONAL COMPUTER SYSTEMS, INC.

                                                 By: /s/ J. W. Fenton, Jr.
                                                         J.W. Fenton, Jr.
                                                 Secretary and Treasurer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

       Signature                              Title

 Russell A. Gullotti*       Chairman of the Board, President and Chief Executive
                            Officer and Director
                            (principal executive officer)

 Jeffrey W. Taylor*         Vice President and Chief Financial Officer
                            (principal financial and accounting officer)

 David C. Cox*              Director

 Delores M. Etter*          Director

 Moses S. Joseph*           Director

 Jean B. Keffeler*          Director

 Stephen G. Shank*          Director

 John E. Steuri*            Director
-------------

* Executed on behalf of the indicated officers and directors of the registrant by J.W. Fenton, Jr., duly appointed attorney-in-fact.

By   /s/ J. W. Fenton, Jr.
         J.W. Fenton, Jr.
         Attorney-in-Fact